TINTIC GOLD MINING COMPANY
                         3131 Teton Drive
                    Salt Lake City, UT  84109
                      Phone No. 801-467-2021
                       Fax No. 801-467-3256

                         February 1, 2002


DEAR TINTIC GOLD MINING COMPANY STOCKHOLDER:

     As a follow-up on the shareholder communications sent you in May 2001, please be advised that all of the matters put before the shareholders at the Company's June 21, 2001 shareholders' meeting were approved by a majority of the issued and outstanding shares. Having obtained shareholder approval of the "quasi-reorganization," your Company, on September 19, 2001, filed a Form 10-SB Registration Statement with the Securities and Exchange Commission ("Commission"). This Registration Statement contains audited financial statements on the Company for the preceding three (3) years. On November 19, 2001, this Registration Statement became effective and thus, your Company has been "fully reporting" since that date.

     When the Company filed its Form 10-SB with the Commission on September 19, 2001, the Commission mistakenly spelled the Company's name "Tintie" instead of "Tintic." This filing can be located on EDGAR, the Commission's Internet Database, by searching the name "Tintie." On November 16, 2001, when the Company filed its amended Form 10-SB or Form 10-SB/A with the Commission, an amendment that only added current financial information for the third quarter ended September 30, 2001 in Part F/S thereof, the Commission's Filer Support Unit, while spelling the Company's name correctly, incorrectly listed this amended filing as an original Form 10-SB, not a Form 10-SB/A. Nonetheless, any member of the public can access all of the Company's EDGAR filings by use of the Company's CIK number, which is 001159275.

     Your Company was recently able to get local securities broker-dealer, Wilson-Davis & Company, to make a submission to the National Association of Securities Dealers, Inc. (NASD) for listing of the Company's securities on the OTC Bulletin Board. On January 30, 2002, the NASD approved such submission for listing and assigned the trading symbol "TTCG" to the Company's stock.
The Company is informed that on February 1, 2002, the Company's securities will commence trading. For further information, please contact your stockbroker.

     Your Company is required to file an Annual Report on Form 10-KSB by April 1, 2002. This Report will contain audited financial statements for the year ended December 31, 2001. You will be able to access this filing on the EDGAR Database when it is available. The Company currently has approximately $30,000 in cash, liquid assets and retains its mining claims located in the heart of the Tintic Mining District of Juab County, Utah.

                              TINTIC GOLD MINING COMPANY


                                   By Order of the Board of Directors
Salt Lake City, Utah